FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-177891-06

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-177891) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

Nothing in this document constitutes an offer to sell or a solicitation to buy securities in any jurisdiction where such offer, solicitation or sale is not permitted.  The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance.  None of RBS Securities Inc. (“RBSSI”), Wells Fargo Securities, LLC (“WFS”), Barclays Capital Inc., Deutsche Bank Securities Inc. or any of their respective affiliates make any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities. The information in this presentation is based upon management forecasts and reflects prevailing conditions and management’s views as of this date, all of which are subject to change.  In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Mortgage Loan Sellers or which was otherwise reviewed by us.

This free writing prospectus contains certain forward-looking statements.  If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements.  Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated.  Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering.  The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover.  We have no obligation to update or revise any forward-looking statement.

RBS is a trade name for the investment banking business of RBSSI. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC, a member of FINRA, NYSE, NFA and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC and Wells Fargo Bank, N.A.

IRS CIRCULAR 230 NOTICE

THIS TERM SHEET IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS TERM SHEET IS WRITTEN AND PROVIDED BY THE DEPOSITOR IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEPOSITOR AND THE CO-LEAD BOOKRUNNING MANAGERS OF THE TRANSACTION OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS 2013-C17
Loan Contribution to Class X-A and X-B

Class X-A Components and Class X-B Components (Sorted by % of PV to X-A and X-B) **

		Trust	Percent of	Net	Total Interest	Total Interest	PV of Interest	PV of Interest	Percent of PV	Percent of PV
Loan	Loan No.	Balance	Total Deal	Loan Rate	to XA	to XB	to XA	to XB	to XA	to XB
Matrix MHC Portfolio	2	65,500,000	7.24%	6.249%	6,313,554	304,104	5,755,758	274,297	8.56%	15.69%
Hilton Sandestin Beach Resort & Spa	1	75,000,000	8.29%	4.882%	6,316,232	92,487	5,323,477	73,508	7.92%	4.20%
One Bridge Street	4	52,000,000	5.75%	5.220%	5,191,586	176,972	4,396,434	142,515	6.54%	8.15%
Westfield Mission Valley	3	55,000,000	6.08%	4.529%	3,202,817	(79,625)	2,724,435	(63,608)	4.05%	-3.64%
Marriott Courtyard - Goleta	6	30,100,000	3.33%	5.012%	2,629,194	63,582	2,224,044	50,562	3.31%	2.89%
Devonshire Portfolio 2	11	19,052,290	2.11%	5.602%	2,430,427	119,316	2,045,586	95,409	3.04%	5.46%
Olympia Development Portfolio I	5	35,130,000	3.88%	4.992%	1,880,619	30,080	1,710,945	27,001	2.54%	1.54%
Rockwall Market Center	9	23,070,000	2.55%	4.922%	1,973,263	35,819	1,666,221	28,372	2.48%	1.62%
Security Self Storage Portfolio I	7	26,800,000	2.96%	4.752%	1,870,815	6,248	1,588,823	4,909	2.36%	0.28%
Crowne Tundra Hotel Portfolio	10	22,968,294	2.54%	5.492%	1,602,376	54,351	1,458,205	48,864	2.17%	2.79%
AdvancePierre Distribution Center	14	14,905,000	1.65%	5.332%	1,552,614	59,986	1,316,760	48,441	1.96%	2.77%
SPS Daly City II	15	14,500,000	1.60%	5.122%	1,414,686	42,368	1,193,986	33,849	1.78%	1.94%
Boulder Ridge and Eagles Nest	24	10,939,840	1.21%	5.532%	1,342,241	62,962	1,130,278	50,352	1.68%	2.88%
Midway Atriums	23	11,177,429	1.24%	5.492%	1,334,590	60,403	1,125,211	48,418	1.67%	2.77%
Montgomery Apartments	21	11,850,000	1.31%	5.262%	1,274,129	48,185	1,073,561	38,281	1.60%	2.19%
Clark Station	20	12,500,000	1.38%	5.155%	1,213,573	39,408	1,024,873	31,349	1.52%	1.79%
Home Depot Brush Avenue	17	14,400,000	1.59%	4.877%	1,188,610	16,596	1,005,066	13,279	1.49%	0.76%
The Bay Club	22	11,545,000	1.28%	5.172%	1,191,733	38,773	1,003,949	30,965	1.49%	1.77%
Sierra Commons Shopping Center	13	15,750,000	1.74%	4.835%	1,166,874	12,798	991,004	10,174	1.47%	0.58%
450 - 460 N. Canon Drive	16	14,500,000	1.60%	4.912%	1,168,716	20,133	989,933	15,999	1.47%	0.92%
Holiday Inn Express Old Town San Diego	19	13,985,158	1.55%	4.942%	1,153,788	21,697	977,160	17,360	1.45%	0.99%
Oak Hill Apartments	27	9,900,000	1.09%	5.392%	1,122,769	48,438	946,062	38,532	1.41%	2.20%
Midway Shopping Center	12	17,000,000	1.88%	4.582%	1,063,881	(18,302)	901,984	(14,549)	1.34%	-0.83%
Holiday Inn Express & Suites - Auburn Hills	34	7,977,383	0.88%	5.682%	1,023,917	51,892	864,431	41,714	1.29%	2.39%
Family Dollar Portfolio	32	8,298,000	0.92%	5.432%	1,016,615	45,854	853,434	36,336	1.27%	2.08%
Hampton Inn - Novi	35	7,977,189	0.88%	5.632%	997,402	49,152	842,303	39,513	1.25%	2.26%
Staybridge Suites - Minot	26	9,985,446	1.10%	5.202%	969,759	32,631	820,938	26,184	1.22%	1.50%
Huntington Ridge	30	8,500,000	0.94%	5.392%	963,994	41,588	812,275	33,083	1.21%	1.89%
Hampton Inn - Shelby Township	45	6,481,624	0.72%	5.682%	831,933	42,162	702,350	33,893	1.04%	1.94%
City Centre	39	7,466,864	0.83%	5.392%	809,790	33,263	685,819	26,818	1.02%	1.53%
Landerwood Crossing	25	10,250,000	1.13%	4.882%	806,020	12,020	682,981	9,547	1.02%	0.55%
The Barlow	8	23,800,000	2.63%	4.392%	743,550	(24,687)	677,589	(22,211)	1.01%	-1.27%
Locust Grove Village	40	7,189,771	0.80%	5.332%	760,080	29,919	642,673	24,005	0.96%	1.37%
Village at Robinson Farm	42	6,840,232	0.76%	5.352%	731,795	29,388	618,679	23,579	0.92%	1.35%
690 Merrill Road	33	8,000,000	0.88%	5.022%	705,022	17,505	596,254	13,919	0.89%	0.80%
Baymont Hospitality Portfolio	41	7,000,000	0.77%	5.222%	690,015	24,499	583,843	19,554	0.87%	1.12%
Klamath Falls Town Center	31	8,500,000	0.94%	4.902%	679,686	11,194	575,775	8,894	0.86%	0.51%
The Islands of Statesboro	29	8,740,459	0.97%	4.782%	626,898	3,702	532,257	2,961	0.79%	0.17%
Lincoln Park MHC	44	6,493,382	0.72%	5.152%	627,992	19,731	530,530	15,785	0.79%	0.90%
Goodfriend Self Storage	46	6,100,000	0.67%	5.202%	621,822	21,707	524,606	17,258	0.78%	0.99%
The Grove Villas	55	4,475,000	0.49%	5.672%	593,267	31,106	498,955	24,744	0.74%	1.42%
Security Self Storage Portfolio II	36	7,900,000	0.87%	4.812%	583,528	5,262	495,032	4,171	0.74%	0.24%
Holiday Inn Express - Chicago Deerfield	50	5,500,000	0.61%	5.312%	574,647	22,718	485,844	18,133	0.72%	1.04%
Atlanta GSA	37	7,590,000	0.84%	4.734%	556,733	862	470,596	662	0.70%	0.04%
509-513 Lincoln Road	38	7,500,000	0.83%	4.742%	518,481	1,208	440,415	943	0.65%	0.05%
Candlewood Suites	48	5,950,000	0.66%	4.992%	496,488	11,252	421,159	8,976	0.63%	0.51%
Wheatland Estates MHC	51	5,084,817	0.56%	5.152%	491,766	15,451	415,446	12,361	0.62%	0.71%
Champions Business Park	58	4,000,000	0.44%	5.562%	484,476	23,595	408,820	18,832	0.61%	1.08%
Lakeside Plaza	52	4,895,130	0.54%	5.172%	481,231	16,052	406,313	12,769	0.60%	0.73%
Rockwood MHP	60	3,875,000	0.43%	5.552%	466,749	22,583	393,888	18,024	0.59%	1.03%
Lamplighter/Sherwood	54	4,725,000	0.52%	5.142%	454,541	14,449	383,917	11,494	0.57%	0.66%
Royal Plaza Building	59	3,994,402	0.44%	5.412%	443,475	18,826	374,728	15,103	0.56%	0.86%
Park Plaza Shopping Center	43	6,500,000	0.72%	4.722%	436,311	1	371,521	1	0.55%	0.00%
24 Hour Fitness - Littleton	49	5,700,000	0.63%	4.902%	432,978	6,758	368,853	5,445	0.55%	0.31%
Point Richmond Self Storage	47	6,075,000	0.67%	4.742%	419,970	979	356,736	764	0.53%	0.04%
21st Century Storage Portfolio	18	14,200,000	1.57%	4.267%	387,272	(20,802)	352,737	(18,687)	0.52%	-1.07%
Park Valley	53	4,762,500	0.53%	4.989%	414,427	9,124	350,595	7,296	0.52%	0.42%
Your Extra Attic Windward	57	4,000,000	0.44%	5.232%	409,577	14,868	345,612	11,828	0.51%	0.68%
Arlington MHC	56	4,130,790	0.46%	5.152%	399,499	12,552	337,498	10,042	0.50%	0.57%
Torrey Highlands Plaza	62	3,500,000	0.39%	5.343%	400,432	16,583	336,899	13,163	0.50%	0.75%
Reserve at Garden Lake	28	8,750,000	0.97%	4.632%	344,640	(2,471)	314,291	(2,229)	0.47%	-0.13%
Walgreens - Prattville	63	3,495,009	0.39%	5.312%	364,850	14,063	308,546	11,283	0.46%	0.65%
Pleasant Valley	61	3,750,000	0.41%	5.182%	359,528	12,063	304,341	9,628	0.45%	0.55%
Broad Street Commons	65	3,243,379	0.36%	5.362%	356,893	14,358	301,516	11,540	0.45%	0.66%
EZ Storage - Wayne	68	2,846,086	0.31%	5.512%	334,911	15,382	282,783	12,339	0.42%	0.71%
Fort Security Self Storage	72	2,597,683	0.29%	5.612%	333,325	16,465	280,517	13,165	0.42%	0.75%
EZ Self Storage - Utica	70	2,696,292	0.30%	5.512%	317,284	14,573	267,900	11,690	0.40%	0.67%
Antelope Self Storage	66	3,096,963	0.34%	5.232%	316,707	11,188	267,322	8,949	0.40%	0.51%
Sunset MHC	67	3,096,844	0.34%	5.152%	299,504	9,410	253,022	7,528	0.38%	0.43%
Country Inn & Suites Lexington	69	2,800,000	0.31%	5.292%	298,346	11,644	251,604	9,263	0.37%	0.53%
Shops at Dana Park	71	2,622,503	0.29%	5.352%	289,696	11,723	244,263	9,376	0.36%	0.54%
Walgreens - Suwanee	64	3,292,541	0.36%	5.002%	262,519	5,859	223,735	4,728	0.33%	0.27%
Benton's Crossing	75	2,040,000	0.23%	5.602%	260,848	13,140	219,462	10,452	0.33%	0.60%
Budget Self Storage Portfolio	73	2,500,000	0.28%	5.062%	224,413	5,849	190,142	4,703	0.28%	0.27%
All Climate Controlled Self Storage	78	1,700,000	0.19%	5.672%	225,592	11,831	189,715	9,410	0.28%	0.54%
Lemon Tree	80	1,650,000	0.18%	5.482%	197,144	9,155	166,015	7,283	0.25%	0.42%
Urbane on 13 Mile	81	1,497,967	0.17%	5.582%	183,261	8,823	154,663	7,077	0.23%	0.40%
New Horizons	79	1,700,000	0.19%	5.302%	182,124	7,186	153,588	5,717	0.23%	0.33%
Thousand Oaks	77	1,835,000	0.20%	5.142%	176,526	5,611	149,098	4,464	0.22%	0.26%
Walgreens - Leander	76	1,993,018	0.22%	5.222%	168,804	5,601	144,842	4,572	0.22%	0.26%
Vista Verde Mobile Home Park	82	1,423,694	0.16%	5.502%	171,912	7,896	144,784	6,314	0.22%	0.36%
Charger Square	83	1,000,000	0.11%	5.832%	143,552	7,933	120,651	6,341	0.18%	0.36%
Boone Estates	84	1,000,000	0.11%	5.302%	107,132	4,227	90,346	3,363	0.13%	0.19%
Village Plaza Shopping Center	74	2,196,537	0.24%	4.772%	94,952	319	86,624	286	0.13%	0.02%
Totals		904,354,517	100.00%		78,665,685	2,143,554	67,245,822	1,748,420	100.00%	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received

WFRBS 2013-C17
Class X-A Composition by Bond Components

Class XA Components**								Class XA Components (Cumulative)
	Class A1	Class A2	Class A3	Class A4	Class ASB	Class AS	Total XA		Class A1	Class A2	Class A3	Class A4	Class ASB	Class AS	Total XA
Total	7.00%	24.01%	20.51%	31.95%	8.59%	7.95%	100.00%	Total	7.00%	24.01%	20.51%	31.95%	8.59%	7.95%	100.00%

Year 1	2.64%	5.53%	2.63%	4.05%	1.33%	1.01%	17.18%	Year 1	2.64%	5.53%	2.63%	4.05%	1.33%	1.01%	17.18%
Year 2	2.04%	5.30%	2.52%	3.88%	1.28%	0.97%	15.98%	Year 2	4.68%	10.83%	5.14%	7.93%	2.61%	1.97%	33.17%
Year 3	1.40%	5.12%	2.44%	3.77%	1.24%	0.94%	14.90%	Year 3	6.09%	15.95%	7.58%	11.69%	3.85%	2.91%	48.07%
Year 4	0.76%	4.88%	2.31%	3.57%	1.17%	0.89%	13.58%	Year 4	6.85%	20.83%	9.90%	15.26%	5.02%	3.80%	61.65%
Year 5	0.15%	3.18%	2.17%	3.33%	1.11%	0.82%	10.77%	Year 5	7.00%	24.01%	12.07%	18.59%	6.13%	4.62%	72.42%
Year 6	0.00%	0.00%	2.04%	3.11%	0.95%	0.76%	6.85%	Year 6	7.00%	24.01%	14.11%	21.70%	7.07%	5.39%	79.28%
Year 7	0.00%	0.00%	1.97%	3.01%	0.72%	0.74%	6.45%	Year 7	7.00%	24.01%	16.08%	24.71%	7.79%	6.13%	85.72%
Year 8	0.00%	0.00%	1.87%	2.85%	0.48%	0.70%	5.90%	Year 8	7.00%	24.01%	17.95%	27.57%	8.27%	6.83%	91.63%
Year 9	0.00%	0.00%	1.79%	2.73%	0.26%	0.67%	5.45%	Year 9	7.00%	24.01%	19.74%	30.30%	8.53%	7.50%	97.08%
Year 10	0.00%	0.00%	0.76%	1.65%	0.05%	0.45%	2.92%	Year 10	7.00%	24.01%	20.51%	31.95%	8.59%	7.95%	100.00%

Class X-B Composition by Bond Components

Class XB Components		Class XB Components (Cumulative)
	Class B		Class B
Total	100.00%	Total	100.00%

Year 1	13.44%	Year 1	13.44%
Year 2	12.82%	Year 2	26.26%
Year 3	12.65%	Year 3	38.92%
Year 4	11.65%	Year 4	50.56%
Year 5	10.29%	Year 5	60.85%
Year 6	9.00%	Year 6	69.86%
Year 7	8.91%	Year 7	78.77%
Year 8	8.13%	Year 8	86.90%
Year 9	7.72%	Year 9	94.62%
Year 10	5.38%	Year 10	100.00%

** Assumes 100 CPY to Call and no prepayment penalties received